                                               Filed Pursuant to Rule 424(B)(2)
                                                     Registration No. 333-64844

                              PROSPECTUS SUPPLEMENT
                     (to Prospectus dated February 27, 2003)

Single Barrier Yield Notes

UBS AG $4,507,000 SENIOR NOTES (LINKED TO THE 10-YEAR CONSTANT MATURITY U.S. TREASURY RATE) DUE MARCH 30, 2007

Issuer:                UBS AG

Issue Date:            March 31, 2006

Maturity Date:         March 30, 2007

Coupon:                We will not pay you interest during the term of the notes.

Maximum Return:        7.00% total return at maturity, or $1,070 for each $1,000
                       principal amount of notes.

Denominations:         $1,000 and integral multiples thereof.

Payment at Maturity:   You will receive a cash payment at maturity that is based
                       on where the Daily Yield Level for each Observation Day
                       closes in relation to the Range set forth below as
                       follows:

                       - If the Daily Yield Level does not breach the limits of the Range on any Observation Day during the Observation Period, you will receive your principal amount plus the return of 7.00%. AS A RESULT, YOU
                            WILL RECEIVE THE MAXIMUM POSSIBLE PAYMENT AT
                            MATURITY, WHICH IS EQUAL TO $1,070 FOR EACH $1,000
                            PRINCIPAL AMOUNT OF YOUR NOTES.

                       -    IF THE DAILY YIELD LEVEL BREACHES THE LIMITS OF THE
                            RANGE ON AT LEAST ONE OBSERVATION DAY DURING THE
                            OBSERVATION PERIOD, YOU WILL RECEIVE 100% OF YOUR
                            PRINCIPAL AMOUNT AND NO RETURN. AS A RESULT, YOU
                            WILL RECEIVE A PAYMENT AT MATURITY WHICH IS EQUAL TO
                            $1,000 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR
                            NOTES.

Daily Yield Level:     The 10-year "Constant Maturity Treasury" (or "CMT") rate
                       set forth in the weekly statistical release designated as
                       H.15(519) as displayed on Telerate Page 7051 for a
                       particular Observation Day. See "Specific Terms of the
                       Notes - Payment at Maturity" for a description of how the
                       Daily Yield Level will be determined if the 10-year
                       Constant Maturity Treasury rate is not available on
                       Telerate Page 7051 by 3:30 p.m. on a particular
                       Observation Day.

Observation Period:    From (and including) the Issue Date to (and including)
                       the day that is five Business Days prior to the Maturity
                       Date. Each Business Day during the Observation Period is
                       an "Observation Day".

The Range:             From (and including) 4.02% to (and including) 5.32%.

Current Level:         The 10-year Constant Maturity Treasury rate as of
                       March 24, 2006 is 4.67%.

Minimum Initial        The notes will initially be sold by UBS Securities LLC
Investment:            and UBS Financial Services Inc. in minimum amounts of
                       $10,000. For investors from EEA jurisdictions, the notes
                       should not be sold with a consideration of less than EUR
                       50,000 or its equivalent.

Booking Branch:        UBS AG, acting through its Jersey Branch.

Calculation Agent:     UBS AG, acting through its London Branch.

CUSIP Number:          90261KMG2

SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities of UBS AG and are not FDIC insured.

              Price to Public   Underwriting Discount   Proceeds to UBS AG
              ---------------   ---------------------   ------------------
Per Note ..             100%                 1%                     99%
Total .....      $4,507,000            $45,070              $4,461,930

UBS SECURITIES LLC   UBS FINANCIAL SERVICES

PROSPECTUS SUPPLEMENT DATED MARCH 24, 2006

                                                                      (UBS LOGO)

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS", "we", "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE SINGLE BARRIER YIELD NOTES?

The Single Barrier Yield Notes, which we refer to in this prospectus supplement as the "notes", are medium-term senior notes issued by us whose return is linked to the closing levels of the 10-year "Constant Maturity Treasury" rate during the period from (and including) the Issue Date to (and including) the date that is five days prior to the Maturity Date, as described below:

PAYMENT AT MATURITY:

     - If the Daily Yield Level does not breach the limits of the Range on any Observation Day during the Observation Period, you will receive your principal amount plus the return of 7.00%. AS A RESULT, YOU WILL RECEIVE THE MAXIMUM POSSIBLE PAYMENT AT MATURITY, WHICH IS EQUAL TO $1,070 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES. We refer to this return plus the return of 100% of your principal amount as the "Payout Percentage".

     - IF THE DAILY YIELD LEVEL BREACHES THE LIMITS OF THE RANGE FOR AT LEAST ONE OBSERVATION DAY DURING THE OBSERVATION PERIOD, YOU WILL RECEIVE 100% OF YOUR PRINCIPAL AMOUNT AND NO RETURN. AS A RESULT, YOU WILL RECEIVE A PAYMENT AT MATURITY WHICH IS EQUAL TO $1,000 FOR EVERY $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

The "Daily Yield Level" means the 10-year "Constant Maturity Treasury" (or "CMT") rate set forth in the weekly statistical release designated as H.15(519) as displayed on Telerate Page 7051 for a particular Observation Day. For a description of how the Daily Yield Level will be determined if the CMT rate is not available on Telerate Page 7051 by 3:30 p.m. on a particular Observation Date, see "Specific Terms of the Notes -- Payment at Maturity" on page S-10.

The "Observation Period" is the period from (and including) the Issue Date to (and including) the day that is five Business Days prior to the Maturity Date. Each Business Day during the Observation Period is an "Observation Day".

-    Range: From (and including) 4.02% to (and including) 5.32%.

The "10-Year Treasury rate" is the on-the-run rate for the auction of U.S. Treasury notes that have a maturity of 10 years as that rate appears on Telerate Page 56 or 57 under the heading "Investment Rate" at the time of pricing on the pricing date, which may be before or after 3:30 p.m. on the pricing date. The CMT rate is the particular 10-Year Treasury rate set forth in the weekly statistical release H.15(519) by 3:30 p.m. on a particular date and may be different than the 10-Year Treasury rate.

We will not pay you interest during the term of the notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-3 and "Specific Terms of the Notes -- Payment at Maturity" on page S-10.

SELECTED PURCHASE CONSIDERATIONS

- Growth potential -- The notes provide the opportunity for a return linked to the daily movements in the level of the 10-year Constant Maturity Treasury rate. However, your maximum possible return on the notes will be limited to 7.00%.

- No interest payments -- You will not receive any periodic interest payments on the notes.

- Full principal protection -- At maturity, you will receive at least 100% of your principal amount even if the 10-year Constant Maturity Treasury rate breaches the limits of the Range during the Observation Period.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-7 and the "Considerations Relating to Indexed Securities" section of the accompanying prospectus beginning on page 58.

- You may receive no return -- If the limits of the Range are breached on any Observation Day during the Observation Period, you will not receive a return on the notes.

- You will not receive more than the maximum return at maturity -- Because the maximum return on the notes is 7.00%, the maximum cash payment per $1,000 principal amount of the notes at maturity will be $1,070.

- Full principal protection only if you hold the notes to maturity -- If you sell your notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have the benefit of the principal protection that you would receive if you held your notes to maturity. You should be willing to hold your notes to maturity.

- There may be little or no secondary market for the notes -- We do not intend to list the notes on any stock exchange or automated dealer quotation system and there can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

- You believe that the 10-year Constant Maturity Treasury rate will not breach the limits of the Range for every Observation Day during the Observation Period.

-    You are willing to hold the notes to maturity.

-    You seek an investment that is 100% principal protected.

- You seek an investment with a return linked to the 10-year Constant Maturity Treasury rate.

-    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

-    You seek current income from your investment.

- You seek an investment that offers the possibility of a return greater than the maximum return of 7.00%, or $1,070 per $1,000 of principal amount of the notes at maturity.

- You believe that the 10-year Constant Maturity Treasury rate will breach the limits of the Range for at least one Observation Day during the Observation Period.

-    You seek an investment for which there will be an active secondary market.

-    You are unable or unwilling to hold the notes until maturity.

WHAT IS THE 10-YEAR CONSTANT MATURITY TREASURY RATE AND WHAT ARE SOME FACTORS THAT AFFECT A CHANGE IN IT?

According to the United States Treasury's website, "Constant Maturity Treasury" rates (or "CMTs") are yields interpolated by the United States Department of the Treasury from its daily yield curve. That yield curve, which relates the yield on a U.S. Treasury security to its time to maturity, is based on the closing market bid yields on actively traded U.S. Treasury securities in the over-the-counter market. These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York. The yield values are read from the yield curve at fixed maturities (as of the date of this prospectus supplement, they are 1, 3 and 6 months and 1, 2, 3, 5, 7, 10 and 20 years). This method provides a yield for a 10-year maturity, for example, even if no outstanding U.S. Treasury security has exactly 10 years remaining to maturity.

For more information on how the Constant Maturity Treasury rate is determined, see the United States Treasury's website at http://www.treasury.gov/.

Yield curve rates are normally available at the U.S. Department of the Treasury's web site
(http://www.treasury.gov/offices/domestic-finance/debt-management/interest-rate/
index.shtml) as early as 4:30 p.m. and usually no later than 6:00 p.m. on each trading day.

Factors that may affect the 10-year Constant Maturity Treasury rate include:

          - supply and demand of U.S. Treasury Notes with approximately 10 years remaining to maturity;

          -    general economic, financial, political or regulatory conditions;

          - monetary policies of the Federal Reserve Bank, changes in the Federal funds rate and changes in the shape of the yield curve; and

          -    inflation and expectations concerning inflation.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the notes should be treated as debt instruments subject to the special rules for debt instruments with terms of one year or less. As a result, you should recognize ordinary income upon maturity in an amount equal to the excess, if any, of the amount you receive with respect to your notes at such time over the amount you paid for your notes. In addition, any gain or loss you recognize upon the sale or exchange of your notes prior to the end of the day that is five Business Days prior to the Maturity Date should be treated as short-term capital gain or loss.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the notes, see "Supplemental Tax Considerations -- Supplemental U.S. Tax Considerations" on page S-16.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the closing levels of the Daily Yield Level relative to the Range.

     - If the Daily Yield Level does not breach the limits of the Range on any Observation Day during the Observation Period, you will receive your principal amount plus the return of 7.00%. AS A RESULT, YOU WILL RECEIVE THE MAXIMUM POSSIBLE PAYMENT AT MATURITY, WHICH IS EQUAL TO $1,070 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

     - IF THE DAILY YIELD LEVEL BREACHES THE LIMITS OF THE RANGE FOR AT LEAST ONE OBSERVATION DAY DURING THE OBSERVATION PERIOD, YOU WILL RECEIVE 100% OF YOUR PRINCIPAL AMOUNT AND NO RETURN. AS A RESULT, YOU WILL RECEIVE A PAYMENT AT MATURITY WHICH IS EQUAL TO $1,000 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

HYPOTHETICAL EXAMPLES OF HOW THE NOTES MIGHT PERFORM AT MATURITY:

Set forth below are three hypothetical examples of how payment at maturity is calculated. The examples and the table are all subject to the following assumptions:

10-Year Treasury rate on the pricing date:   4.67%
The Range:                                   From (and including) 4.02% to (and
                                             including) 5.32%(1)
Principal amount of the notes:               $1,000
Maximum total return on the notes:           7.00%
Maximum payment at Maturity:                 $1,070
Return if Daily Yield Level breaches the
limits of the Range on at least one
Observation Day:                             0.00%

----------
(1) The Range represents the range which the 10-year Constant Maturity Treasury rate must not breach on any Observation Day during the Observation Period in order for an investor to receive the maximum return on the notes.

HYPOTHETICAL EXAMPLES OF HOW PAYMENT AT MATURITY IS CALCULATED:

HYPOTHETICAL PAR RETURN OUTCOME:

EXAMPLE 1 - THE DAILY YIELD LEVEL WAS AT 5.35% OR 3.95%, IN EITHER CASE, ON AT LEAST ONE OBSERVATION DATE DURING THE OBSERVATION PERIOD AND THEREFORE BREACHED THE LIMITS OF THE RANGE

Since the Daily Yield Level breached the limits of the Range for at least one Observation Day, you will receive 100% of your principal amount and no return.

Your total cash payment at maturity of a $1,000 principal amount of the notes therefore would be $1,000 (a 0% return on investment) which includes:

-     Principal Amount:                         $1,000

-     Principal Protection Payout Percentage:      100%
                                                ------
         PAYMENT AT MATURITY:                   $1,000 (100% of $1,000)
                                                ======
         LOSS/INCOME:                               $0

HYPOTHETICAL GAIN OUTCOME:

EXAMPLE 2 - THE DAILY YIELD LEVEL REMAINED AT OR BETWEEN 4.02% AND 5.32% ON EVERY OBSERVATION DAY DURING THE OBSERVATION PERIOD AND THEREFORE DID NOT BREACH THE LIMITS OF THE RANGE

Since the Daily Yield Level did not breach the limits of the Range on any Observation Day during the Observation Period, you will receive the maximum return on the notes.

Your total cash payment at maturity of a $1,000 principal amount of the notes therefore would be $1,070 (a 7.00% total return on investment) which includes:

-     Principal Amount:         $1,000

-     Payout Percentage:           107%
                                ------
         PAYMENT AT MATURITY:   $1,070 (107% of $1,000)
                                ======
         INCOME:                $   70

HYPOTHETICAL PAYMENT AT MATURITY:

The following chart illustrates how the total payment at maturity on the notes will vary depending on the level of the 10-year Constant Maturity Treasury rate during the Observation Period.

LEGEND

     -    The horizontal space between the orange lines represents the Range.

     - The red line represents your maximum potential payment at maturity if the Daily Yield Level does not breach the limits of the Range.

     - The blue line represents your minimum payment at maturity if the Daily Yield Level breaches the Range.

                              (PERFORMANCE GRAPH)

                             (PLOT POINTS TO COME)

HISTORICAL INFORMATION

We have included the following graph of the historical behavior of the 10-year Constant Maturity Treasury rate for your reference. Past movements of the 10-year Constant Maturity Treasury rate are not indicative of future levels or the future behavior of such rate.

                              (PERFORMANCE GRAPH)

                             (PLOT POINTS TO COME)

                            (Source: Bloomberg L.P.)

RISK FACTORS

This section describes the most significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the notes. You should understand all of the risks involved in investing in the notes and should reach an investment decision only after careful consideration and consultation, with your financial and legal advisers, of the suitability of the notes for you.

THE ACTUAL RETURN ON YOUR NOTES MAY BE ZERO

You will not earn a return if the Daily Yield Level breaches the limits of the Range on at least one Observation Day during the Observation Period.

See "How will your payment at maturity be calculated" on page S-3.

YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 100% of the principal amount of your notes if you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not be entitled to partial principal protection or any minimum total return on the portion of your notes sold. You therefore should be willing to hold your notes to maturity.

YOUR MAXIMUM RETURN ON THE NOTES AT MATURITY IS LIMITED TO 7.00% OF YOUR
PRINCIPAL

Your payment at maturity is based on movements in the 10-year Constant Maturity Treasury rate in relation to a certain barrier range (i.e., the Range) during the Observation Period. If the 10-year Constant Maturity Treasury rate does not breach the limits of the Range on any day during the Observation Period, your payment at maturity will be limited to the maximum total return on the notes of 7.00%. As such, your ability to participate in any day-to-day movements in the 10-year Constant Maturity Treasury rate through an investment in the notes is limited because the amount that you receive at maturity will never exceed $1,070 for each $1,000 principal amount of the notes.

HISTORICAL PERFORMANCE OF THE 10-YEAR CONSTANT MATURITY TREASURY RATE SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE MOVEMENTS OF THE 10-YEAR CONSTANT MATURITY TREASURY RATE DURING THE TERM OF THE NOTES

It is impossible to predict whether the 10-year Constant Maturity Treasury rate will rise or fall or the relative magnitude of movements in the 10-year Constant Maturity Treasury rate. On any given day, the 10-year Constant Maturity Treasury rate will be influenced by complex and interrelated political, economic, financial and other factors, therefore historical performance, historical volatility and historical movements of the 10-year Constant Maturity Treasury rate should not be taken as an indication of the future movements of the 10-year Constant Maturity Treasury rate during the term of the notes. Factors that may influence the 10-year Constant Maturity Treasury rate include:

     - supply and demand of U.S. Treasury Notes with approximately 10 years remaining to maturity;

     -    general economic, financial, political or regulatory conditions;

     - monetary policies of the Federal Reserve Bank, changes in the Federal funds rate and changes in the shape of the yield curve; and

     -    inflation and expectations concerning inflation.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your notes may fluctuate between the date you purchase them and the end of the Observation Period. Several factors, many of which are beyond our control, will influence the market value of the notes. WE EXPECT THAT, GENERALLY, THE 10-YEAR CONSTANT MATURITY TREASURY RATE ON ANY DAY, INCLUDING, WITHOUT LIMITATION, IF SUCH RATE BREACHES THE LIMITS OF THE RANGE, AND EXPECTATIONS RELATING TO FUTURE MOVEMENTS OF THE 10-YEAR CONSTANT MATURITY TREASURY RATE WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER FACTORS.

Other factors that may influence the market value of the notes include:

     - supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

Risk Factors

     - economic, financial, political and regulatory or judicial events that affect financial markets generally;

     -    interest rates in the market generally; and

     -    the creditworthiness and credit ratings of UBS.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES

We expect there will be little or no liquidity in the notes. We do not intend to list the notes on any national stock exchange or automated dealer quotation system and it is not possible to predict whether a secondary market will develop for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the notes, but they are NOT required to do so. Even if UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the notes, they may stop doing so at any time.

TRADING BY UBS AG OR ITS AFFILIATES IN THE U.S. TREASURY MARKET MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the U.S. Treasury market as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more U.S. Treasury transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-14, we or one or more of our affiliates may hedge our U.S. Treasury exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the 10-year Constant Maturity Treasury rate and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

The trading activities related to the U.S. Treasury Notes may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between UBS and you.

WE MAY HAVE CONFLICTS OF INTERESTS ARISING FROM OUR RELATIONSHIPS WITH THE CALCULATION AGENT

UBS AG, acting through its London Branch, will serve as the Calculation Agent. The Calculation Agent will, among other things, make determinations regarding the Observation Period, the Range, and the Daily Yield Level, which will affect the payment at maturity on the notes and may also affect the market value of the notes. Since both the Issuer and the Calculation Agent are branches of UBS AG, the Calculation Agent will have a conflict of interest in making any such determination. You should be aware that the Calculation Agent is under no obligation to take your interests into consideration in making such determinations.

OWNING THE NOTES IS NOT THE SAME AS OWNING A U.S. TREASURY SECURITY DIRECTLY

The return on your notes will not reflect the return you would realize if you actually purchased U.S. Treasury securities that on the Maturity Date would have 10 years remaining until maturity. The return on your notes is based on movements in the 10-year Constant Maturity Treasury rate and not on the value of the 10-year Constant Maturity Treasury rate itself. The 10-year Constant Maturity Treasury rate is calculated by extrapolating between bid rates for a combination of Treasury securities, and does not necessarily reflect the price or even the existence of a security with exactly the same rate and the 10-year maturity reflected in the 10-year Constant Maturity Treasury rate on the Maturity Date.

Risk Factors

WE WILL NOT PAY YOU INTEREST ON THE NOTES

UBS RESEARCH REPORTS ON INTEREST RATES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. These activities may affect the market value of the notes.

NO CURRENT RESEARCH RECOMMENDATION

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the notes.

THE NOTES ARE NOT INSURED BY THE FDIC

The notes are not deposit liabilities of UBS and neither the notes nor your investment in the notes is insured by the United States Federal Deposit Insurance Corporation ("FDIC") or any other governmental agency of the United States, Switzerland or any other jurisdiction.

THE AMOUNT WE WILL PAY YOU TO REDEEM YOUR NOTES BECAUSE WE ARE REQUIRED TO PAY ADDITIONAL AMOUNTS IN RESPECT OF TAX WITHHOLDING IS UNCERTAIN.

If we redeem your notes because we are required to pay additional amounts in respect of tax withholding, we will pay you a redemption price for your notes that will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position. Such redemption price would take into consideration the net present value of any expected payment at maturity on the notes. If there is no or little expected future payment on the notes above the protected portion of the principal, the net present value would primarily depend on the present value of the repayment of the principal protected amount at maturity, which would result in a net present value of the notes below their outstanding principal amount.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The notes are part of a series of debt securities entitled "Medium Term notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all Medium Term notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the notes in more detail below.

COUPON

We will not pay you interest during the term of the notes.

DENOMINATION

The denomination of the notes will be $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

Your payment at maturity will depend on the closing levels of the Daily Yield Level relative to the Range:

     - If the Daily Yield Level does not breach the limits of the Range on any Observation Day during the Observation Period, you will receive your principal amount plus the return of 7.00%. AS A RESULT, YOU WILL RECEIVE THE MAXIMUM POSSIBLE PAYMENT AT MATURITY, WHICH IS EQUAL TO $1,070 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

     - IF THE DAILY YIELD LEVEL BREACHES THE LIMITS OF THE RANGE FOR AT LEAST ONE OBSERVATION DAY DURING THE OBSERVATION PERIOD, YOU WILL RECEIVE 100% OF YOUR PRINCIPAL AMOUNT AND NO RETURN. AS A RESULT, YOU WILL RECEIVE A PAYMENT AT MATURITY WHICH IS EQUAL TO $1,000 FOR EACH $1,000 PRINCIPAL AMOUNT OF YOUR NOTES.

The "Observation Period" is the period from (and including) the Issue Date to (and including) the day that is five Business Days prior to the Maturity Date. Each Business Day during the Observation Period is an "Observation Day".

-    Range: From (and including) 4.02% to (and including) 5.32%.

The "10-Year Treasury rate" is the on-the-run rate for the auction of U.S. Treasury notes that have a maturity of 10 years as that rate appears on Telerate Page 56 or 57 under the heading "Investment Rate" at the time of pricing on the pricing date, which may be before or after 3:30 p.m. on the pricing date. The CMT rate is the particular 10-Year Treasury rate set forth in the weekly statistical release H.15(519) by 3:30 p.m. on a particular date and may be different than the 10-Year Treasury rate.

The "Daily Yield Level" means the 10-year "Constant Maturity Treasury" (or "CMT") rate set forth in the weekly statistical release designated as H.15(519) as displayed on Telerate Page 7051 for the particular Observation Day. If the Daily Yield Level cannot be determined in the manner described above, the following procedures will be used:

     (1) If the applicable rate described above is not displayed on Telerate Page 7051 by 3:30 p.m. (New York City time) on the particular Observation Day, unless the calculation is made earlier and the rate is available from that source at that time on the particular Observation Day, then the Daily Yield Level will be the

Specific Terms of the Notes

     Treasury constant maturity rate having a designated maturity of 10 years, as published in H.15(519) or another recognized electronic source for displaying the rate.

     (2) If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:30 p.m. (New York City time) on the particular Observation Day, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the Daily Yield Level will be the Treasury constant maturity rate, or other United States Treasury rate, for a designated maturity of 10 years and with reference to the particular Observation Day, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the Calculation Agent determines to be comparable to the rate formerly displayed on Telerate Page 7051 and published in H.15(519).

     (3) If the rate described in the prior paragraph cannot be determined, then the Calculation Agent will determine the Daily Yield Level to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m. (New York City time) on the particular Observation Day reported, according to their written records, by three leading primary United States government securities dealers in New York City. The Calculation Agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct non-callable fixed rate obligations of the United States Treasury ("Treasury Notes") with an original maturity of approximately 10 years and a remaining term to maturity of not less than nine years in a representative amount. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to the 10 years, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     (4) If the Calculation Agent cannot obtain three Treasury Note quotations of the kind described in the prior paragraph, the Calculation Agent will determine the Daily Yield Level to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than 10 years which have a remaining term to maturity closest to 10 years and in a representative amount, as of approximately 3:30 p.m. (New York City time) on the particular Observation Day of leading primary United States government securities dealers in New York City. In selecting these offered rates, the Calculation Agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury Notes with an original maturity longer than 10 years have remaining terms to maturity that are equally close to the designated CMT Index Maturity, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

     (5) If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described in the prior paragraph, then the Daily Yield Level for the particular Observation Day will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated.

     (6) If two or fewer leading primary United States government securities dealers selected by the Calculation Agent are quoting as described above, the Daily Yield Level will be determined by the Calculation Agent acting in good faith in light of the commercial circumstances.

MATURITY DATE

The maturity date will be March 30, 2007 unless that day is not a Business Day, in which case the maturity date will be the next following Business Day.

VALUATION DATE

The Valuation Date will be two Business Days prior to the Maturity Date.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the notes in the circumstances described under "Description of Debt Securities We May Offer -- Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Specific Terms of the Notes

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes at maturity. We describe the default amount below under "-- Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the notes issued here as the outstanding principal amount of that note. Although the terms of the notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer -- Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the notes on any day will be an amount, in U.S. dollars for the principal of the notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

-    no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Days objection period have not ended before the Valuation Date, then the default amount will equal the principal amount of the notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at

Specific Terms of the Notes

that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under "-- Maturity Date" above.

As used in this prospectus supplement, a Business Day is any day that meets all the requirements set out in "Description of Debt Securities We May Offer -- Payment Mechanics for Debt Securities -- Payment Dates and Regular Record Dates for Interest" in the attached prospectus and is also not a day which the Bond Market Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in the U.S. government securities.

ROLE OF CALCULATION AGENT

UBS AG, acting through its London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of the notes without notice. The Calculation Agent will make all determinations regarding the value of the notes at maturity, Business Days, the default amount, the Observation Period, the Range, the Daily Yield Levels, including, without limitation, recording such levels, and the amount payable in respect of your notes by no later than the Valuation Date. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

BOOKING BRANCH

The notes will be booked through UBS AG, Jersey Branch.

RATING

The notes will not be rated.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In connection with the sale of the notes, we or our affiliates may enter into hedging transactions involving the execution of interest rate swap and option transactions, purchases and sales of U.S. Treasury securities and listed or over-the-counter options on U.S. Treasury securities or the execution of other derivative transactions with returns linked to or related to changes in the value of U.S. Treasury securities and/or their yields both before and after the Issue Date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     -    execute or terminate interest rate swap and option transactions;

     -    acquire or dispose of U.S. Treasury securities;

     - take or dispose of positions in listed or over-the-counter options or other instruments based on U.S. Treasury securities; or

     -    do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See "Risk Factors" on page S-7 for a discussion of these adverse effects.

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

                                                     FOR THE PERIOD ENDED
                                -------------------------------------------------------------
                                      SEPTEMBER 30, 2005              DECEMBER 31, 2005
                                -----------------------------   -----------------------------
                                     CHF             USD             CHF             USD
                                (IN MILLIONS)   (IN MILLIONS)   (IN MILLIONS)   (IN MILLIONS)
                                -------------   -------------   -------------   -------------
Debt
   Short-term debt issued (1)      128,256          97,538         157,634         119,879
   Long-term debt issued (1)       140,042         106,501         112,800          85,783
Total Debt issued (1)              268,298         204,038         270,434         205,663
Minority Interest (2)                7,556           5,746           7,619           5,794
Shareholders' Equity                39,019          29,674          44,324          33,708
                                   -------         -------         -------         -------
Total capitalization               314,873         239,458         322,377         245,165
                                   =======         =======         =======         =======

CHF amounts have been translated into USD at the rate of CHF 1 = $0.76049 (3)

----------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

(3)  USD-amounts of prior periods will be adjusted back to the current rate.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the notes should be treated as debt instruments subject to the special rules for debt instruments with terms of one year or less. Under those rules, you should recognize ordinary income, if any, upon the maturity of your notes in an amount equal to the excess, if any, of the amount you receive with respect to your notes at such time over the amount you paid for your notes. If you are a secondary holder and the amount you receive with respect to your notes at such time is less than the amount you paid for your notes, such difference should be treated as a short-term capital loss. Upon the sale or exchange of your notes prior to the end of the day that is five Business Days prior to the Maturity Date, you should recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your notes and the amount received by you upon such sale or exchange. If you sell or exchange your notes after the day that is five Business Days prior to the Maturity Date, it is likely that any gain that you recognize will be treated as ordinary income and any loss that you recognize will be treated as a short-term capital loss. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your notes, but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

Tax on Principal

Under present Swiss law, repayment of principal of the notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

Gains on Sale or Redemption

Under present Swiss law, a holder of the notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a note.

Stamp, Issue and Other Taxes

There is no tax liability in Switzerland in connection with the issue and redemption of the notes. However, the notes sold through a bank or other dealer resident in Switzerland or Liechtenstein might be subject to Turnover Tax.

Residents of Switzerland

If you hold notes as a private individual and are a resident for tax purposes in Switzerland, you should consult with your own tax adviser. We expect that your investments will be treated, for Swiss income tax purposes, as an investment in short-term bonds with a variable, predominantly one-time return. If you are a private investor and hold your notes until maturity, we expect that you will be taxed upon any proceeds from the repayment in excess of

Supplemental Tax Considerations

the principal amount initially invested. If you sell your notes to a third party prior to maturity, we expect that you will be taxed upon the difference between the sale proceeds and your initially invested amount.

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the notes specified on the front cover of this prospectus supplement. The notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. Minimum initial purchase from UBS Securities LLC and UBS Financial Services Inc. will be $10,000 and in increments of $1,000 above that amount. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at negotiated prices. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the notes against payment for the notes on the date specified in the last paragraph of the cover page of this prospectus supplement, which will be on or about the fourth Business Day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Any notes purchased by any person for resale may not be offered in any jurisdiction in circumstances that would result in the Issuer being obliged to register any further prospectus or corresponding document relating to the notes in that jurisdiction.

For EEA jurisdictions (EU member states plus Norway, Iceland and Liechtenstein) that have implemented Directive 2003/71/EC, including any relevant implementing measure in each such member state (the "EU Prospectus Directive"), the prospectus supplement and the prospectus for these notes DO NOT QUALIFY as a prospectus published in accordance with the requirements of the EU Prospectus Directive. Unless and until a prospectus has been published in accordance with the requirements of the EU Prospectus Directive, these notes may not be offered or sold in EEA jurisdictions that have implemented the EU Prospectus Directive other than (1) in minimum denominations of, or total consideration per investor of at least, EUR 50,000 (or equivalent in other currencies) or (2) only to Qualified Investors; and/or (aggregated for all distributors) to less than 100 offerees that are not Qualified Investors per EEA jurisdiction. A "Qualified Investor" is a legal entity that (i) is authorized or regulated to operate in the financial markets or has the sole purpose to invest in securities; or (ii) meets two of the following three criteria (as shown in its last annual or consolidated accounts): (a) an average number of at least 250 employees during the last financial year; (b) a total balance sheet of more than EUR 43,000,000; and (c) an annual net turnover of more than EUR 50,000,000.

For EEA jurisdictions that have not implemented the EU Prospectus Directive, sales in such jurisdictions must be in compliance with the law of that jurisdiction.

                                   (UBS LOGO)

SINGLE BARRIER YIELD NOTES

UBS AG $4,507,000 SENIOR NOTES (LINKED TO THE 10-YEAR CONSTANT MATURITY U.S. TREASURY RATE) DUE MARCH 30, 2007

PROSPECTUS SUPPLEMENT

MARCH 24, 2006
(TO PROSPECTUS DATED FEBRUARY 27, 2003)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary                                                S-1
Historical Information                                                       S-6
Risk Factors                                                                 S-7
Specific Terms of the Notes                                                 S-10
Use of Proceeds and Hedging                                                 S-14
Capitalization of UBS                                                       S-15
Supplemental Tax Considerations                                             S-16
ERISA Considerations                                                        S-18
Supplemental Plan of Distribution                                           S-19

PROSPECTUS

Introduction                                                                   3
Cautionary Note Regarding Forward-Looking Information                          5
Incorporation of Information About UBS AG                                      7
Where You Can Find More Information                                            7
Presentation of Financial Information                                          8
Limitations on Enforcement of U.S. Laws Against
   UBS AG, Its Management and Others                                           9
Capitalization of UBS                                                          9
UBS                                                                           10
Use of Proceeds                                                               12
Description of Debt Securities We May Offer                                   13
Description of Warrants We May Offer                                          35
Legal Ownership and Book-Entry
Issuance                                                                      52
Considerations Relating to Indexed Securities                                 58
Considerations Relating to Securities Denominated or Payable in or Linked
   to a Non-U.S. Dollar Currency                                              61
U.S. Tax Considerations                                                       64
Tax Considerations Under the Laws of Switzerland                              75
ERISA Considerations                                                          77
Plan of Distribution                                                          78
Validity of the Securities                                                    81
Experts                                                                       81